Exhibit 21.1

List of Subsidiaries of the Registrant

(at December 31, 2004 )

Name of Company	Jurisdiction of Establishment	Percentage Owned	Description

Aeropuerto de Guadalajara, S.A. de C.V.	Mexico	100	Holds concession for Guadalajara International Airport

Aeropuerto de Tijuana, S.A. de C.V.	Mexico	100	Holds concession for Tijuana International Airport

Aeropuerto de Puerto Vallarta, S.A. de C.V.	Mexico	100	Holds concession for Puerto Vallarta International Airport

Aeropuerto de San Jose del Cabo, S.A. de C.V.	Mexico	100	Holds concession for Los Cabos International Airport

Aeropuerto de Hermosillo, S.A. de C.V.	Mexico	100	Holds concession for Hermosillo International Airport

Aeropuerto del Bajio, S.A. de C.V.	Mexico	100	Holds concession for Bajio International Airport

Aeropuerto de Morelia, S.A. de C.V.	Mexico	100	Holds concession for Morelia International Airport

Aeropuerto de La Paz, S.A. de C.V.	Mexico	100	Holds concession for La Paz International Airport

Aeropuerto de Aguascalientes, S.A. de C.V.	Mexico	100	Holds concession for Aguascalientes International Airport

Aeropuerto de Mexicali, S.A. de C.V.	Mexico	100	Holds concession for Mexicali International Airport

Aeropuerto de Los Mochis, S.A. de C.V.	Mexico	100	Holds concession for Los Mochis International Airport

Aeropuerto de Manzanillo, S.A. de C.V.	Mexico	100	Holds concession for Manzanillo International Airport

Servicios a la Infraestructura Aeroportuaria del Pacifico, S.A. de C.V.	Mexico	100	Provider of administrative services to our other subsidiaries

Pacifico Cargo, S.A. de C.V.	Mexico	100	Provider of cargo services at certain of our airports.